As filed with the Securities and Exchange Commission on August 11, 2004


                                                     Registration No. 333-107885
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------

                         Post Effective Amendment #2 to


                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------
                          WaveRider Communications Inc.
             (Exact name of registrant as specified in its charter)

                       Nevada                               33-30264030
            (State or other jurisdiction                 (I.R.S. employer
          of incorporation or organization)            identification number)

                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4
                                 (416) 502-3200

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------
                              T. SCOTT WORTHINGTON
                   Vice President and Chief Financial Officer
                          WaveRider Communications Inc.
                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4
            Phone No.: (416) 502-3200 / Facsimile No.: (416) 502-2968

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

                                   Copies to:
                             DAVID A. BROADWIN, ESQ.
                                 Foley Hoag LLP
                              155 Seaport Boulevard
                           Boston, Massachusetts 02210
                 (617) 832-1000 / Facsimile No.: (617) 832-7000

                              -------------------


      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                              -------------------

                                   PROSPECTUS

                          WaveRider Communications Inc.


         1,256,221 Shares of Common Stock (Originally 1,883,679 Shares)

       The selling stockholders are offering up to 1,256,221 shares of our common stock. Originally, the selling stockholders were offering up to 1,883,679 shares of our common stock, but 627,458 shares were sold. The 1,256,221 shares consist of:

       28,355 shares of our common stock issuable upon conversion of our outstanding convertible debentures in an aggregate principal amount of $500,000 having an amended initial conversion price of $2.175 per share that were sold in a private placement transaction completed July 14, 2003. Originally, 555,813 shares of our common stock were issuable upon conversion of convertible debentures in an aggregate principal amount of $1,600,000;

       152,866 shares of our common stock issuable upon exercise of our outstanding Series R common stock purchase warrants having an exercise price of $2.076 per share that were sold in a private placement transaction completed July 14, 2003;

       775,000 shares (originally 875,000 shares) of our common stock issued pursuant to an Exchange Agreement with Avendo Wireless Inc. and its former stockholders dated June 27, 2003; and

       300,000 shares of our common stock issuable upon conversion of our outstanding Series Q common stock purchase warrants having an exercise price of $4.10 per share issued pursuant to an Exchange Agreement with Avendo Wireless Inc. dated June 27, 2003.

       The conversion price of any convertible debentures submitted for conversion is subject to adjustment if the average closing price per share of our common stock for the 20 consecutive trading days before a conversion date is below $5.182 per share . In such a case, upon notice of conversion, we have the option of issuing shares of our common stock based on a conversion price equal to 95% of the average of the lowest three closing prices during such 20 day period or paying cash equal to 120% of the principal amount being converted.

       If the Series Q common stock purchase warrants are exercised in their entirety, we will receive proceeds of $1,230,000, and if the Series R common stock purchase warrants are exercised in their entirety, we will receive proceeds of $211,567. Otherwise, we will not receive any proceeds from the sale of our common stock by the selling stockholders.

       Our common stock is traded over-the-counter on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "WAVR.OB."

       A copy of our annual report on Form 10-KSB for the year ended December 31, 2003, and a copy of our quarterly report on Form 10-QSB for the quarter ended June 30, 2004, accompanies this prospectus.


       The mailing address, the telephone and facsimile numbers of our executive offices is:

                          WaveRider Communications Inc.
                          255 Consumers Road, Suite 500
                        Toronto, Ontario, Canada M2J 1R4
           Telephone No.: (416) 502-3200 Facsimile No.: (416) 502-2968

       Investing in our common stock involves a high degree of risk. Please consider carefully the Risk Factors beginning on page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 22, 2003.

       You should rely only on the information contained in this document, incorporated by reference herein or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

                                TABLE OF CONTENTS

                                                                            Page


FORWARD-LOOKING STATEMENTS....................................................2
SUMMARY.......................................................................3
RISK FACTORS..................................................................3
AVAILABLE INFORMATION.........................................................7
INCORPORATION BY REFERENCE....................................................7
USE OF PROCEEDS...............................................................7
SELLING SECURITY HOLDERS......................................................8
PLAN OF DISTRIBUTION.........................................................10
DESCRIPTION OF SECURITIES TO BE REGISTERED...................................11
LEGAL MATTERS................................................................14
EXPERTS......................................................................14
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES.............................................14
FINANCIAL STATEMENTS.........................................................14
PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.............................15
SIGNATURES...................................................................19



                           FORWARD-LOOKING STATEMENTS

       Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

                                     SUMMARY


       The selling stockholders are offering up to 1,256,221 shares of our common stock. Originally, the selling stockholders were offering up to 1,883,679 shares of our common stock, but 627,458 shares were sold. The 1,256,221 shares consist of:

            28,355 shares of our common stock issuable upon conversion of our outstanding convertible debentures in an aggregate principal amount of $500,000 having an amended initial conversion price of $2.175 per share that were sold in a private placement transaction completed July 14, 2003. Originally, 555,813 shares of our common stock were issuable upon conversion of convertible debentures in an aggregate principal amount of $1,600,000;

            152,866 shares of our common stock issuable upon exercise of our outstanding Series R common stock purchase warrants having an exercise price of $2.076 per share that were sold in a private placement transaction completed July 14, 2003;

            775,000 shares (originally 875,000 shares) of our common stock issued pursuant to an Exchange Agreement with Avendo Wireless Inc. and its former stockholders dated June 27, 2003, whereby we issued these shares of common stock in exchange for all outstanding shares of common stock, preferred stock and debentures of Avendo; and

            300,000 shares of our common stock issuable upon conversion of our outstanding Series Q common stock purchase warrants having an exercise price of $4.10 per share issued pursuant to an Exchange Agreement with Avendo Wireless Inc. dated June 27, 2003.

       The conversion price of any convertible debentures submitted for conversion is subject to adjustment if the average closing price per share of our common stock for the 20 consecutive trading days before a conversion date is below $5.182 per share. In such a case, upon notice of conversion, we have the option of issuing shares of our common stock based on a conversion price equal to 95% of the average of the lowest three closing prices during such 20 day period or paying cash equal to 120% of the principal amount being converted.

                                  RISK FACTORS

       An investment in us involves a high degree of risk and common stock should not be purchased by anyone who cannot afford the loss of their entire investment. You should carefully consider all of the following risk factors discussed below as well as other information in the prospectus before purchasing the common stock. The risks described below are not all of the risks facing us. Additional risks, including those that are currently not known to us or that we currently deem immaterial, may also impair our business operations.

We have a history of losses, and our future profitability is uncertain.

       Due to our limited operating history, we are subject to the uncertainties and risks associated with any new business. We have experienced significant operating losses every year since incorporation. We incurred a net loss of $4,164,737 for the six months ended June 30, 2004 (2003 - $377,265) and reported an accumulated deficit at that date of $92,427,036 (December 31, 2003 - $88,262,299).

       There can be no assurance that we will ever generate an overall profit from our products or that we will ever reach profitability on a sustained basis.

Competition in the data communication industry is intense, and there is uncertainty that, given our new technology and limited resources, that we will be able to succeed.

       Although our products are based on a wireless technology, we compete not only against companies that base their products on wireless technology, but also against companies that base their products on hard-wired technology (wire or fiber optic cable). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased price competition. Competition is based on the design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. Competition in the various markets we serve comes from companies of various sizes many of which are larger and have greater financial and other resources than we do and, thus, can withstand adverse economic or market conditions better than we can.

       Our future operating results are subject to a number of risks, including our ability or inability to implement our strategic plan, to attract qualified personnel and to raise sufficient financing as required. Inability of our management to guide growth effectively, including implementing appropriate systems, procedures and controls, could have a material adverse effect on our business, financial condition and operating results.

The data communication industry is in a state of rapid technological change, and we may not be able to keep up.

       We may be unable to keep up with technological advances in the data communications industry. As a result, our products may become obsolete or unattractive. The data communications industry is characterized by rapid technological change. In addition to frequent improvements of existing technology, there is frequent introduction of new technologies leading to more complex and powerful products. Keeping up with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. There can be no assurance that we will be able or successful in enhancing our existing products, or in developing, manufacturing and marketing new products. An inability to do so would adversely affect our business, financial condition and results of operations.

We have limited intellectual property protection, and there is risk that our competitors will be able to appropriate our technology.

       Our ability to compete depends to a significant extent on our ability to protect our intellectual property and to operate without infringing the intellectual property rights of others. We regard our technology as proprietary. We have pending patent applications but we do not have any issued patents, nor do we have any registered copyrights with respect to our intellectual property rights. We rely on employee and third party non-disclosure agreements and on the legal principles restricting the unauthorized disclosure and use of trade secrets. Despite our precautions, it might be possible for a third party to copy or otherwise obtain our technology, and use it without authorization. Although we intend to defend our intellectual property, we cannot assure you that the steps we have taken or that we may take in the future will be sufficient to prevent misappropriation or unauthorized use of our technology. In addition, there can be no assurance that foreign intellectual property laws will protect our intellectual property rights. There is no assurance that patent application or copyright registration that have been or may be filed will be granted, or that any issued patent or copyrights will not be challenged, invalidated or circumvented. There is no assurance that the rights granted under patents that may be issued or copyrights that may be registered will provide sufficient protection to our intellectual property rights. Moreover, we cannot assure you that our competitors will not independently develop technologies similar, or even superior, to our technology.

Use of our products is subordinated to other uses, and there is risk that our customers may have to limit or discontinue the use of our products.

       License-free operation of our products in certain radio frequency bands is subordinated to certain licensed and unlicensed uses of these bands. This subordination means that our products must not cause harmful interference to other equipment operating in the band, and must accept potential interference from any of such other equipment. If our equipment is unable to operate without any such harmful interference, or is unable to accept interference caused by others, our customers could be required to cease operations in some or all of these bands in the locations affected by the harmful interference. As well, in the event these bands become unacceptably crowded, and no additional frequencies are allocated to unlicensed use, our business could be adversely affected.

       Currently, our products are designed to operate in frequency bands for which licenses are not required in the United States, Canada and other countries that we view as our potential market. Extensive regulation of the data communications industry by U.S. or foreign governments and, in particular, imposing license requirements in the frequency bands of our products could materially and adversely affect us through the effect on our customers and potential customers. Continued license-free operation will depend upon the continuation of existing U.S., Canadian and such other countries' government policies and, while no planned policy changes have been announced or are expected, this cannot be assured.

We may be subject to product liability claims and we lack product liability insurance.

       We face an inherent risk of exposure to product liability claims in the event that the products designed and sold by us contain errors, "bugs" or defects. There can be no assurance that we will avoid significant product liability exposure. We do not currently have product liability insurance and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, would be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect our business, financial condition and results of operations.

We depend upon third party manufacturers and there is risk that, if these suppliers become unavailable for any reason, we may for an unknown period of time have no product to sell.

       We depend upon a limited number of third party manufacturers to make our products. If our suppliers are not able to manufacture for us for any reason, we would, for an unknown period of time, have difficulty finding alternate sources of supply. Inability to obtain manufacturing capacity would have a material adverse effect on our business, financial condition and results of operations.

We may suffer dilution if we issue substantial shares of our common stock:

o           upon conversion of convertible debentures; and
o           upon exercise of the outstanding warrants and options.

       We are obligated to issue a substantial number of shares of common stock upon the conversion of our convertible debentures and exercise of our outstanding warrants and options. The price, which we may receive for the shares of common stock, that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversions or exercise. Should a significant number of these securities be exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on our outstanding common stock.

       The conversion and exercise of all of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital.

Our common stock now trades on the less well recognized Over the Counter Bulletin Board, which could limit liquidity.

       As a result of our common stock being delisted from the Nasdaq National Market in April of 2002, we have a less liquid market for our common stock than had existed. As a result, our shares may be more difficult to sell because potentially smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares.

Our common stock is subject to the penny stock rules which means our market liquidity could be adversely affected.

       The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline.

No dividends anticipated.

       We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future.

                               RECENT DEVELOPMENTS

1. On July 1, 2004, a one for ten consolidation of our common stock became effective pursuant to shareholder approval given on September 4, 2003. All common stock information presented herein has been restated to reflect the consolidation.

2. This summary highlights selected information regarding the reorganization of WaveRider as a Canadian corporation. A preliminary joint proxy statement-prospectus which is part of a Form F-4 registration statement is being filed with the Securities and Exchange Commission. It contains further information about this transaction. This filing is a public document available on the SEC's web site at www.sec.gov. We urge you to obtain and read carefully the most current version of the Form F-4 before making an investment decision.

        We are seeking stockholder approval at an annual meeting to be held on September 27, 2004 of a merger transaction that will result in WaveRider's corporate reorganization as a Canadian corporate entity. We refer to the merger and related steps as the "reorganization". The reorganization will result in our stockholders owing common shares of a Canadian corporation rather than common stock of a Nevada corporation. The number of shares that our stockholders own will not change as a result of the reorganization.

         After the reorganization, our stockholders will own an interest in Waverider Communications (Canada), Inc. ("WCAN"), a Canadian corporation, which will be managed by the same board of directors and officers that currently manage WaveRider. WCAN and its subsidiaries will continue to engage in the same business conducted by WaveRider and its subsidiaries prior to the reorganization, and will have the same assets and employees as WaveRider and its subsidiaries.

        The reorganization contains certain important changes to the rights of our stockholders and is not without some risk. Completion of the reorganization, which is currently anticipated to occur in the third quarter of 2004, is subject to a number of conditions, including stockholder approval, and certain other customary conditions. We cannot assure you that the reorganization will be consummated, or if it is consummated, when it will be consummated and what the value of shares of common stock will be following the transaction.

                              AVAILABLE INFORMATION

       We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

       This prospectus is part of a Registration Statement on Form S-2 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus. For further information you may:

o        read a copy of the Registration Statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

o        obtain a copy from the SEC upon payment of the fees prescribed by the
           SEC.

                           INCORPORATION BY REFERENCE

       The Securities and Exchange Commission allows us to incorporate be reference certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. We incorporate by reference into this prospectus:

o Our annual report on Form 10-KSB for the fiscal year ended December 31, 2003;

o Our quarterly report on Form 10-QSB for the quarter ended March 31, 2004;

o Our quarterly report on Form 10-QSB for the quarter ended June 30, 2004;

o Our current report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2004;

o Our current report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2004;

o Our current report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2004;

o Our current report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2004; and

o Our current report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2004.

       Upon a written or oral request, we will provide to you, at no cost, a copy of any or all of such documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in those documents. You should direct any requests for documents to T. Scott Worthington, Vice President and Chief Financial Officer, WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4, Facsimile No. (416) 502-2968 and Telephone No. (416) 502-3200.

                                 USE OF PROCEEDS

       We received net proceeds of approximately $1,420,000 from the sale of convertible debentures in the aggregate principal amount of $1,600,000. Included in the transaction costs were an allowance for legal fees of $10,000 and administrative fees of $45,120 paid to GreenLight (Switzerland) SA. The net proceeds of this offering will be used for general working capital purposes.


       The shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any additional proceeds from the sale of shares by the selling stockholders except that we may receive proceeds of up to $1,230,000 if the Series Q common stock purchase warrants are exercised in their entirety, and we may receive proceeds of up to $211,567 if the Series R common stock purchase warrants are exercised in their entirety. For information about the selling stockholders, see "Selling Stockholders."


       The costs associated with this offering, other than the transaction costs, are approximately $36,000.

                            SELLING SECURITY HOLDERS

         Palisades Master Fund L.P. and Crescent International Ltd., each a selling stockholder, may acquire the shares of our common stock being registered for resale by Palisades Master Fund L.P. and Crescent International Ltd, respectively, by the registration statement, of which this prospectus is a part:


o upon conversion of outstanding convertible debentures in the aggregate principal amount of $500,000 (originally $1,600,000) that were sold in a private placement transaction completed July 14, 2003; and

o upon exercise of outstanding Series R common stock purchase warrants having an exercise price of $2.076 per share to purchase 101,911 shares of our common stock in connection with the private placement transaction completed on July 14, 2003.


       We are required to register for resale 150% of the securities issuable upon conversion of the convertible debentures and exercise of the Series R common stock purchase warrants. We will be required to amend this registration statement, of which this prospectus is a part, at any time if the remaining number of shares of common stock issuable upon conversion of the convertible debentures and exercise of the Series R common stock purchase warrants exceeds 85% of the number of shares of common stock registered by this registration statement, of which this prospectus is a part.

       On February 10, 2004, Crescent International Limited, DMI Trust and GreenLight (Switzerland) S.A. filed Amendment No. 3 to its Form 13G disclosing that its principal investment manager, GreenLight (Switzerland) S.A., has voting and investment control over our securities held by Crescent International and DMI Trust owns 100% of the capital stock of Crescent International Limited. Each of GreenLight (Switzerland) S.A. and DMI Trust may be deemed to be the beneficial owners of our common stock held by Crescent International.

       Palisades Master Fund has informed us that its investment advisor, PEF Advisors, LLC, has voting and investment control over our securities held by Palisades Master Fund.


       The former stockholders of Avendo Wireless Inc., each a selling stockholder, acquired the shares of our common stock being registered for resale by the registration statement, of which this prospectus is a part, pursuant to an Exchange Agreement between Avendo Wireless Inc., its former stockholders, and us dated June 27, 2003, whereby we issued 875,000 shares of our common stock to the stockholders of Avendo Wireless Inc. in exchange for all of the outstanding shares of common stock, preferred stock and debentures of Avendo Wireless Inc. Furthermore, we issued these stockholders Series Q common stock purchase warrants to purchase an aggregate of 300,000 shares of our common stock at $4.10 per share.

       We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of the selling stockholders described above in order to permit the selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions.

       We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.


       Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of August 9, 2004, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus.



                              Selling Stockholders

                                             Shares Beneficially Owned                      Shares Beneficially Owned
                                                Prior to Offering (1)      Number of           After Offering(1)(2)
                                              -----------------------       Shares          -------------------------
Name                                             Number    Percent(3)       Offered           Number        Percent(3)
--------------------------------              -----------  ----------      ----------       --------        ---------
Crescent International, Ltd. (4)              791,830 (5)       4.99%      149,375 (6)       642,456             4.1%
Palisades Master Fund (7)                     791,830 (5)       4.99%       31,847 (8)       759,983             4.8%
Herman Chang                                   35,858 (9)           *        35,858(9)             0                0
Jean Chang                                    17,929 (10)           *      17,929 (10)             0                0
The Chang Family (2001) Trust                 17,929 (11)           *      17,929 (11)             0                0
Alex Oprea                                    46,616 (12)           *      46,616 (12)             0                0
Maria Oprea                                   17,929 (13)           *      17,929 (13)             0                0
Wanda Oprea                                    7,172 (14)           *       7,172 (14)             0                0
Primaxis Technology Ventures Inc.            313,425 (15)        2.04%     313,425(15)             0                0
Business Development Bank of Canada          269,045 (16)        1.76%    269,045 (16)             0                0
Venture Coaches Fund LP                      226,803 (17)        1.49%    226,803 (17)             0                0
Temple Ridge Capital Corporation             122,293 (18)           *     122,293 (18)             0                0


----------------------------
*      Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.

(2) Assumes that all shares of common stock offered in this prospectus will be sold.


(3) Based on approximately 15,044,788 shares of common stock issued and outstanding as of August 9, 2004, plus, for each person, such number of shares of common stock subject to options and convertible securities held by such person that are currently exercisable, or become exercisable within 60 days of the date of this table; provided that Crescent International and Palisades Master Fund are prohibited from converting or exercising any security until their beneficial ownership is below 4.99%.

(4) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, GreenLight (Switzerland) S.A. and DMI Trust may be deemed to be beneficial owners of the shares of our common stock held by Crescent International.


(5) Includes shares of common stock issuable upon conversion of the convertible debentures and common stock purchase warrants to purchase shares of our common stock that are convertible and exercisable within 60 days of August 9, 2004.

(6) The shares of our common stock being offered on behalf of Crescent International consist of 79,311 shares of our common stock issuable upon conversion of the convertible debentures and 70,064 shares of our common stock upon exercise of the Series R common stock purchase warrants that are convertible and exercisable within 60 days of August 9, 2004.


(7) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, PEF Advisors, LLC may be deemed to be beneficial owners of the shares of our common stock held by Palisades Master Fund.


(8) The shares of our common stock being offered on behalf of Palisades Master Fund consist of 31,847 shares of our common stock issuable upon exercise of the Series R common stock purchase warrants that are exercisable within 60 days of August 9, 2004.

(9) Includes 29,126 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(10) Includes 14,563 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(11) Includes 14,563 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(12) Includes 37,864 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(13) Includes 14,563 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(14) Includes 5,825 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(15) Includes 67,781 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(16) Includes 47,143 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(17) Includes 47,143 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.

(18) Includes 21,429 shares of common stock issuable upon exercise of a Series Q common stock purchase warrant that is exercisable within 60 days of August 9, 2004.


       The selling stockholders and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named above.

Maximum Number of Shares Issuable to Crescent International and Palisades

       The maximum number of shares of our common stock we may issue to Crescent International or Palisades Masters Fund, respectively, pursuant to our agreements with them is dependant in part on the market price for our common stock. Under the terms of our securities purchase agreement with Crescent International and Palisades Master Fund, the number of shares to be obtained by each of Crescent International and Palisades Master Fund, respectively, upon exercise of warrants or conversion of the debentures cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each of them, would result in Crescent International or Palisades Masters Fund, respectively, owning more than 4.99% of our outstanding common stock at any given point in time.

Prior Relationships Between Selling Stockholders and Us

       We are not aware of any material relationship between us and any of the selling stockholders within the past three years other than as a result of the ownership of the stockholders' shares, and in particular, Crescent International Ltd. purchased shares of our Series D convertible preferred stock in June 2001. We paid GreenLight (Switzerland) S.A. an arrangement fee in connection with this transaction and the sale of Series D convertible preferred stock to Crescent International Ltd. in June 2001.

                              PLAN OF DISTRIBUTION

       The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       The selling stockholder may from time to time pledge or grant a security interest in some or all of the convertible debentures or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

       The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

       The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

       We are required to pay all fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                            DESCRIPTION OF SECURITIES

       Under our Articles of Incorporation, our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock


       As of August 9, 2004, 15,044,788 shares of our common stock were issued and outstanding. All outstanding shares of our common stock are duly authorized, validly issued, fully-paid and non-assessable.


       Each holder of our common stock has equal ratable rights to dividends from funds legally available therefore, if, as and when declared by our board of directors. The declaration and payment of all dividends, however, is subject to the discretion of our board of directors. In the event of liquidation, dissolution or winding up of our affairs, the holders of our common stock rank junior to the Series D preferred stock. Holders of our common stock are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders. The holders of our common stock do not have cumulative voting rights. The holders of our common stock do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

Convertible Debentures


       We issued convertible debentures in the aggregate principal amount of $1,600,000. The conversion price of the debentures the amended initial conversion price is $2.175 per share. However, the initial conversion price of the convertible debentures is subject to adjustment if the average closing price per share of our common stock for the 20 consecutive trading days before a conversion date is below $5,182 per share. In such a case, upon notice of conversion, we have the option of issuing shares of our common stock based on a conversion price equal to 95% of the average of the lowest three closing prices during such 20 day period or paying cash equal to 120% of the principal amount being converted. If we choose to pay cash, the conversion price of the convertible debentures will not be adjusted.


       We have the right, at our discretion, to redeem the entire principal amount of the debenture outstanding at a cash price equal to 120% of the principal amount outstanding. We may only exercise this redemption right if:

o we have provided 10 days prior written notice to the holders of the outstanding convertible debentures;


o the closing bid price of our common stock has been greater than $8.636 per share for the 20 trading days before we give notice to exercise this right;


o        we have honored all conversions;

o there is an effective registration statement pursuant to which the holders of the convertible debentures and Series Q common stock purchase warrants are able to resell their shares of common stock issuable upon conversion and exercise;

o our common stock is listed on the OTC Bulletin Board or another trading exchange or market;

o all liquidated damages and other amounts owing in respect of the debentures have been paid or will be paid in cash;

o we have a sufficient number of authorized but unissued shares of our common stock to issue upon conversion of the convertible debentures and exercise of the Series R common stock purchase warrants; and

o        we are not in default under the convertible debentures.

Series Q Common Stock Purchase Warrants


       We issued Series Q common stock purchase warrants to the stockholders of Avendo Wireless Inc. pursuant to the Exchange Agreement between Avendo Wireless Inc., its former stockholders and us dated June 27, 2003. Each warrant provides that the holder will be entitled to purchase one share of our common stock at an exercise price of $2.076 per share, subject to adjustment in the event of specified changes in our capitalization. The warrants are exercisable for a period of five (5) years.


       The warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events such as stock dividends and distributions, stock splits, recapitalizations, mergers, and consolidations. We will not be required to issue fractional shares upon the exercise of any warrant. The holder of a warrant will not possess any rights as a stockholder until the holder exercises the warrant.

Series R Common Stock Purchase Warrants


       We issued Series R common stock purchase warrants to purchase an aggregate of 101,911 shares of common stock with an adjusted exercise price of $2.076 per share to Crescent International Ltd. and Palisades Master Fund. The warrants are exercisable for a period of five (5) years.

       The warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events such as stock dividends and distributions, stock splits, recapitalizations, mergers, consolidations, and issuances of common stock below $2.076 per share. We will not be required to issue fractional shares upon the exercise of any warrant. The holder of a warrant will not possess any rights as a stockholder until the holder exercises the warrant.


Anti-takeover effect of Nevada law

       As a Nevada corporation, we are subject to the General Corporation Law of the State of Nevada, including Section 78.438. In general, Section 78.438 restricts the ability of a public Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

       An interested stockholder includes any person who is the beneficial owner, directly or indirectly, of at least 10% of the voting power of the outstanding voting shares or is an affiliate or associate of the corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of at least 10% of the voting power of the then outstanding shares. An interested stockholder may engage in a combination with the corporation if the board of directors approves the combination or the purchase of shares made by the interested stockholder on or before the date the interested stockholder acquired the shares.

       Since our articles of incorporation do not contain a provision expressly electing not to be governed by Section 78.438, it applies to us. As a result, potential acquirors may be discouraged from attempting to acquire us. This may have the effect of depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above-market prices typical of such acquisitions.

       We are also subject to Sections 78.378 and 78.379 of the Nevada General Corporation Law. Generally, these sections prohibit any acquisition of a controlling interest in an issuing corporation unless the acquiror obtains the approval of the issuing corporation's stockholders. This statute only applies to a Nevada corporation with at least 200 stockholders of record, at least 100 of whom are Nevada residents, and does business directly or indirectly in Nevada. Currently, we do not believe that we do business in Nevada within the meaning of this statute; however, as the market for our product expands, we may do business in Nevada.

       A "controlling interest" is an interest that enables the acquiring person, directly or indirectly and individually or in association with others, to exercise: at least one-fifth but less than one-third, or at least one-third but less than a majority, or a majority or more, of all the voting power of the corporation in the election of directors. Once the acquiror crosses one of these thresholds, the shares acquired during the 90 days preceding this date are "control shares" which are deprived of the right to vote until a majority of the voting power of the corporation restores the right.

       A special stockholders' meeting may be called at the request of an acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees in writing to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or by-laws, call certain of the acquiror's shares for redemption.

       Our articles of incorporation and by-laws do not currently permit us to call an acquiror's shares for redemption under these circumstances. This statute also provides that, if the stockholders restore full voting rights to a holder of control shares which owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment of the "fair value" of their shares, which is a value not less than the highest price per share paid by the acquiring person in an acquisition.

       The provisions described above, together with the ability of the board of directors to issue preferred stock may have the effect of delaying or deterring a change in control of our company or a change in our management.

                                  LEGAL MATTERS

       Foley Hoag LLP of 155 Seaport Boulevard, Boston, Massachusetts 02210 has advised us about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

                                     EXPERTS

       Wolf & Company, P.C., independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the years ended December 31, 2003 and December 31, 2002, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Wolf & Company's report, given on its authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Our amended and restated articles of incorporation and by-laws provide that we may indemnify our directors and officers, to the fullest extent permitted under Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS


       A copy of our annual report on Form 10-KSB for the year ended December 31, 2003, and a copy of our quarterly report on Form 10-QSB for the quarter ended June 30, 2004, accompanies this prospectus.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14:  Other Expenses of Issuance and Distribution

       The following table sets forth the estimated expenses in connection with the sale of the shares being registered hereby:

            SEC registration fee                             $380
            Printing and engraving                            N/A
            Accountants' fees and expenses *              $20,000
            Legal fees *                                  $15,000
            Miscellaneous *                                  $620
                                                        ---------
                     Total *                              $36,000
            ------------------
            *Indicates estimate

Item 15:  Indemnification of Directors and Officers

       Article VI of our by-laws provides that, "Every Director, officer, employee and agent of the Company, and every person serving at the Company's request as a director, officer (or in a position functionally equivalent to that of officer or director), employee or agent of another corporation, partnership, joint venture, trust or other entity, shall be indemnified to the extent and in the manner provided by the Company's Charter, as it may be amended, and in the absence of any such provision therein, in accordance with Nevada law."

       Section 78.7502 of Nevada General Corporation Law ("Nevada Corporation Law") and Article Ninth of our articles of incorporation provide that:

       1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       Article Ninth of our articles of incorporation provide that any indemnification pursuant to subsections 1 and 2 above (unless ordered by a court) will be paid by us unless a determination is made:

o by a disinterested majority of our board of director who were not parties to such action, suit or proceeding; or

o if such disinterested majority of our board of directors so directs or cannot be obtained, by independent legal counsel in a written opinion; or

o by our stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in subsections 1 and 2 above.

       Section 78.751 of Nevada Corporation Law provides, that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 above, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

o        By the stockholders;

o By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

o If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

o If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       However, pursuant to article ninth of our articles of incorporation, we are not obligated to provide indemnification:

o To indemnify or advance expenses to any person with respect to proceedings brought to establish or enforce a right to indemnification under our articles of incorporation or any other statue or law or otherwise as required under Nevada Corporation Law, but such indemnification or advancement of expenses may be provided by us in specific cases if our board of directors find it appropriate;

o To indemnify any person for any expenses incurred by him or her with respect to any proceeding instituted by him or her to enforce or interpret our articles of incorporation, if a court of competent jurisdiction determines that each of the material assertions made by him or her in such proceeding was not made in good faith or was frivolous;

o To indemnify any person for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to him or her by an insurance carrier under a policy of our officers' and directors' liability insurance; or

o To indemnify any person for expenses or the payment of profits arising from the purchase and sale by him or her of securities in violation of
         Section 16(b) of the Securities Exchange act of 1934, as amended, or any similar or successor statute.

       Furthermore, article ninth of our articles of incorporation prohibit us from indemnifying any person who is adjudged liable for:

o Brach of duty to us or our stockholders that resulted in personal enrichment to which he was not legally entitled;

o        Intentional fraud or dishonesty or illegal conduct; or

o For any other cause prohibited by applicable state or federal law, unless a court determines otherwise.

       Nevada Corporation Law and article ninth of articles of incorporation provide that the indemnification and advancement of expenses authorized or ordered by a court pursuant to this section:

o Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

o Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

       In accordance with the provisions of Section 78.752 of Nevada Corporation Law and Article Ninth of our articles of incorporation, we purchased and maintain insurance coverage on certain liabilities of its directors and officers.

Item 16:  Exhibits

Number              Description

2.1* Exchange Agreement dated June 27, 2003, by and among WaveRider Communications Inc. and Avendo Wireless Inc. and each of the stockholders of Avendo

3.1**    Form of Convertible Debenture dated July 14, 2003

3.2*     Form of Series Q Common Stock Purchase Warrant dated July 2, 2003

3.3 **   Form of Series R Common Stock Purchase Warrant dated July 14, 2003

5.1 **** Legal Opinion of Foley Hoag LLP

10.1 ** Securities Purchase Agreement dated July 14, 2003, between WaveRider Communications Inc., Crescent International Ltd. and Palisades Master Fund L.P.

10.2 ** Registration Rights Agreement dated July 14, 2003, between WaveRider Communications Inc., Crescent International Ltd. and Palisades Master Fund L.P.

13.1 *** Annual Report on Form 10-KSB for the fiscal year ended December 31,
         2003

13.2 ****Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004
23.1     Consent of Wolf & Company, P.C.
23.2     Consent of Foley Hoag LLP (included in Exhibit 5.1)
24.1 *****Power of Attorney

----------------------
* Filed on a Current Report on Form 8-K, filed with the SEC on July 14, 2003, and incorporated herein by reference.

** Filed on a Current Report on Form 8-K, filed with the SEC on July 18, 2003, and incorporated herein by reference.


*** Filed with the Securities and Exchange Commission on March 8, 2004, and incorporated herein by reference.

**** Filed with the Securities and Exchange Commission on July 29, 2004 and incorporated herein by reference.

*****  Previously filed.


Item 17:  Undertakings

       The undersigned Registrant hereby undertakes:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any additional or changed material information on the Plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on August 9, 2004.


                               WAVERIDER COMMUNICATIONS INC.


                               By:  /s/ D. Bruce Sinclair
                                    ---------------------------------------
                                    D. Bruce Sinclair
                                    Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                                          Title                                 Date
--------------------------------           ----------------------------------------        ------------------
/s/ D. Bruce Sinclair                      Chief Executive Officer and Director              August 9, 2004
---------------------------

D. Bruce Sinclair

/s/ T. Scott Worthington                   Vice President and Chief Financial Officer        August 9, 2004
---------------------------

T. Scott Worthington and Secretary

           *                               Director
---------------------------

Gerry Chastelet                                                                              August 9, 2004

           *                               Director                                          August 9, 2004
---------------------------
John Curry

           *                               Director                                          August 9, 2004
---------------------------
Michael J. Milligan

           *                               Director                                          August 9, 2004
---------------------------
Cameron Mingay

         *                                 Director                                          August 9, 2004
---------------------------
Dennis R. Wing



* By: /s/ D. Bruce Sinclair

         D. Bruce Sinclair, Attorney-in-Fact

                                  EXHIBIT INDEX

Number             Description

2.1 * Exchange Agreement dated June 27, 2003, by and among WaveRider Communications Inc. and Avendo Wireless Inc. and each of the stockholders of Avendo

3.1 **    Form of Convertible Debenture dated July 14, 2003

3.2 *     Form of Series Q Common Stock Purchase Warrant dated July 2, 2003

3.3 **    Form of Series R Common Stock Purchase Warrant dated July 14, 2003

5.1 ****  Legal Opinion of Foley Hoag LLP

10.1 ** Securities Purchase Agreement dated July 14, 2003, between WaveRider Communications Inc., Crescent International Ltd. and Palisades Master Fund L.P.

10.2 ** Registration Rights Agreement dated July 14, 2003, between WaveRider Communications Inc., Crescent International Ltd. and Palisades Master Fund L.P.

13.1 ***  Annual Report on Form 10-KSB for the fiscal year ended December 31,
          2003

13.2 **** Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004

23.1      Consent of Wolf & Company, P.C.

23.2      Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1 *****Power of Attorney

----------------------

* Filed on a Current Report on Form 8-K, filed with the SEC on July 14, 2003, and incorporated herein by reference.

** Filed on a Current Report on Form 8-K, filed with the SEC on July 18, 2003, and incorporated herein by reference.


*** Filed with the Securities and Exchange Commission on March 8, 2004, and incorporated herein by reference.

*** Filed with the Securities and Exchange Commission on July 29, 2004 and incorporated herein by reference.

*****  Previously filed.